EXHIBIT 99.1

BROOKS AUTOMATION, INC.

Moderator: Mark Chung
May 2, 2006
4:30 p.m. ET

Mark Chung:

Good afternoon and welcome to Brooks Automation’s conference call to discuss the results of the second quarter of fiscal year 2006 and in March 31, 2006.  I’m Mark Chung, Director of Investor Relations for Brooks, and I will be moderating this call.

We apologize for the delay in the press release hitting the wire until just minutes ago. PR Newswire had some technical difficulties in getting it out. Again, our apologies.

You may obtain a copy of the press release from our investor relations Web site at investor.brooks.com or you may call the investor relations department of Brooks Automation, to request a copy.

Today, giving the prepared statement on behalf of the company, are Bob Woodbury, our Chief Financial Officer and Ed Grady, President and Chief Executive Officer.  After the final speaker, we will open up the call for questions.  Also present on the call to help answer questions is Jim Gentilcore who is the Chief Operating Officer of the semiconductor products group and Tom Grilk, our General Counsel.

Let me caution you that in the course of today’s call, we will be making some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements.  I refer you to section in our press release, titled Safe Harbor Statement and the company’s most recent filings with the Securities and Exchange Commission.

Now, I will turn the call over to our CFO, Bob Woodbury. Bob?

Robert Woodbury:

Thanks, Mark.  By now you’ve all seen the results of our second quarter.  Revenues finished up from guidance and closed at 169.2 million.  Earnings on a GAAP basis were a profit of 5.9 million or eight cents per share.  Included in this were charges of 10.4 million which were made up of 4.2 million for the amortization of inventory step-up for Helix; 1.1 million for restructuring and 1.4 million for stock option expense and lastly, the amortization of intangibles of 3.7 million.

We’ve included a table in our press release to try and help clarify all this for you.  These charged amounted to 14 cents per share which, when you consider their effects, pro forma EPS was 22 cents, ahead of our guidance of 12 cents to 16 cents.

Orders for the quarter were 193 million, up from our guidance as we got favorable timing on some orders.  When you consider the full Helix quarter and include the period prior to the acquisition, our orders increased 25 percent between Q1 and Q2.  This is our highest bookings quarter ever in the company’s history and at a pace toward the front of the pack of many of our customers and peers in the industry.

We had continued strength in our hardware business with orders totaling 166 million, consistent with trends in the industry.  On the software side, orders also improved to $27 million, again largely due to some additional maintenance renewal orders that we received.

Revenues for the quarter, as I stated, were 169.2 million, up seven percent over the high end of our guidance, mainly a reflection of shippable orders that fell into the period.  Mix of revenue was generally in line with our expectations.  Hardware revenues were 148.8 million.  Software revenues came in at 20.4 million.  Our top 10 customers accounted for 45 percent of revenues.

On a geographic basis, 61 percent was North America, 16 percent was Europe and Asia was 23 percent.

Gross margin as a percentage of sales was 39.4 percent on a pro forma basis.  In our cost of goods sold for GAAP measurement are amounts for inventory step-up of 4.2 million and amortization of acquired intangibles of 2.4 million.  And additionally, stock option expense of 248K.  Again, we’ve broken this out on the table in the press release to help you.

Margins in the hardware segment were 35.2 percent and software margins were 69.8 percent, both on a pro forma basis.  The improvement in our gross margin is largely due to our favorable absorption we attained as we continued to benefit from the operating leverage that we’ve created in our business model.  Q4 operating expense came in at 48.4 million, pretty much in line with our guidance with 16.8 of R&D and SG&A of 31.6 million.

We had restructuring expense of 1.1 million, largely related to severance.  During the quarter, the company had 1.2 million in net interest income.  We had other expense of 2.6 million, principally due to a patent litigation settlement with ITI related to one of our software products.  You may have noticed this in the press release, our announcement of this, and we’re pleased with being able to bring this to conclusion and thereby reassuring that it will not be a distraction to our software division or any of our customers.  The tax provision was a million dollars.  Again, largely related to withholding and income taxes in foreign jurisdictions.

Turning to the balance sheet, cash, cash equivalents, marketable securities at the end of the quarter with 373 million, down just a million dollars from a quarter ago.  A/R grew by 27 million as our revenues grew during the period.  DSOs were 61 days.  Inventories were 79.6 million.  When you factor in the purchase accounting adjustment of 4.2 million, it was up $5.7 million.

Approximately half of the increases at customer sites waiting to be installed this quarter and the balance strategic builds as we start the migration of some products to Mexico.  I do expect inventories to be reduced during this current quarter.

Depreciation was 3.8 million and cap ex was 2.4 million.  For the June quarter, we expect results to be very similar to Q2.  Orders to be flat to down slightly.  We expect revenues to be between 170 and 180 million.  Gross margins of approximately 39 to 39-and-a-half, slightly lower as mix is a little softer and then some overlap in costs of operations with the Mexico transfer.  Op X between 49 and 49-and-a-half, the higher end reflective of some timing on R&D materials.

We’ll continue to guide on a GAAP basis and to that end, GAAP EPS should be ranging from 14 to 20 cents per share.  This includes charges of nine cents per share with amortization of intangibles of 3.5 million, restructuring of two million and option expense of 1.4 million.  Shares are estimated to be 74.5 million.

On an apples to apples basis, this would compare to your consensus numbers which exclude these charges to a profit of 23 to 29 cents per share.

Lastly, our press release indicated that we will delay the filing of our 10Q as a result of the review that is being performed by our special committee of the board and additional resources that have been retained.  On the basis of our own review of the issues being looked into, we don’t feel at this time that there will be any material effect on our quarter or year’s results but until the completion of the review, we are deeming them preliminary.

The review encompasses all options that were issued from the mid-1990s right through the most recent grants.  The company, as many of you know, had a tender offer to exchange certain shares back in FY ‘03.  And additionally have accelerated other shares in December, ‘04, which when you consider any effects due to this, makes the process quite challenging.

We’re working diligently with outside resources and hope to have this done as expeditiously as possible. And now, I’ll turn it over to Ed.

Edward Grady:

Thanks, Bob and good afternoon.  We at Brooks are very pleased with the overall performance of the company in our just concluded second quarter.  We exceeded just about every financial goal we had for the quarter.  We remain in the camp of those who see the semiconductor market in a sustained growth period.  We continue to move forward with operational improvements that are driving efficiencies in both fixed and variable costs that should allow us to be successful in all business cycles.

We’re committed to customer satisfaction especially on the service and support front in ways that we hope will strengthen our relationships.  As we have stated clearly, we’re on a journey to grow where we can create opportunities for our company to capitalize on trends driven by real market forces.

With respect to ongoing review of past matters related to stock option grants, the current management team is fully supporting the special committee of the independent directors and outside resources in this effort.  We’re working to help complete this review thoroughly and expeditiously with the best interest of shareholders in mind.

Let me spend a few minutes reviewing the Q2 results.  The semiconductor industry ramped up strongly for our fiscal Q2 and we continue to find ourselves in a robust semiconductor business environment at the present.  Helped by the strong setting, Brooks delivered an outstanding performance in the quarter.  We successfully leveraged our market strength in our served markets while continuing to stay disciplined in financial management to deliver this performance.

In the quarter, there was improvement in just about every meaningful financial metric from revenues, gross margin, to operating margins and net income.  I was pleased that bookings for the company grew more than 36 percent over the prior quarter as-reported bookings.

As Bob already mentioned, this was the first full quarter of combined Helix Brooks business.  So on an apples to apples basis, if we take into account a full quarter bookings contribution from Helix in the prior quarter, the overall bookings for the company still grew approximately 25 percent sequentially.

I do want to point out that this tremendous bookings growth reflected the favorable timing in Q2 of a few large orders, without which, the normalized growth rate would’ve been in the 18 to 20 percent range, still in line or better than many of our peers.  We believe that bookings overall will be flat to slightly down in Q3 compared to Q2 but probably, still flat to up when you look at the underlying normalized run rate.

The Brooks and Helix combination is proving to have strong upside leverage. I’m pleased that the Helix integration is meeting our financial, customer and organizational targets.

Let me touch on a few highlights from across our major product lines and offerings.  In the tool automation business which is the traditional Brooks OEM business, strong customer demand in the quarter drove bookings, revenues and shipments well above plan.  We continue to enjoy very good market share and to make progress with key customers to gain incremental business.

We experienced strong momentum across the range of our products, especially for our wafer handling vacuum robots and systems.  We successfully demonstrated we could meet the most difficult automation requirements of a large North American OEM.  We now have repeat orders for our vacuum robot with this customer.  Demand for our vacuum cluster tool platforms, especially from several Asian customers, is helping drive incremental growth in this product family.

Our new atmospheric products are continuing to draw strong interest and are under evaluation with a number of key customers.  Additionally, Michael Pippins was named as general manager of the technology automation division.  This is essentially the legacy Brooks hardware line of business.  Michael reports to Jim Gentilcore, the Chief Operating Officer of the semiconductor products group.  We’re confident that Michael will lead that business to grow profitably and help accelerate penetration of the new products into the market.

Next, the vacuum products business which encompasses the traditional Helix products also exceeded plan in terms of bookings, revenue and shipments.  I was especially pleased with the progress with implant customers for Japan and Korean market where we had three new design wins for our CTI cryopumps.  End user pull from the fabs is a major focus for us and we are looking to continue building momentum with resources focused in this area.

Our pressure measurement group continues to make progress with penetration of its combination gauge platform and was recently selected as the default supplier to a leading data storage manufacturer.  Integrated content plays a key roll in this strategy of Brooks and the integration of Helix products has enabled a new level of technical collaboration that will enable increasing value solutions to our customers.

The story for our global services business is one of continued adoption and integration of the successful Helix support model.  I am extremely pleased with the progress we are making as we transition the legacy Brooks product service and support programs to the successful Helix support model.  We have already implemented GUTS which stands for Guaranteed Up Time Support program in North America and Europe and are moving rapidly forward in Asia.

We signed several new service agreements in the quarter that can be attributed in some part to the synergy of the new Brooks and Helix service organizations.  Two of the new contracts were in China for 200 millimeter fabs, one of which was a three year service agreement and another that was an AMHS support contract.  We signed a new service agreement with a large U.S. semiconductor manufacturer to support their 300 millimeter AMHS installation.  Consistent with our announcement last quarter that Brooks would no longer pursue new Greenfield 300 millimeter AMHS business, we have transferred our legacy AMHS business to our global customer service organization.  The redirection of the AMHS business and inclusion in the GCS business model is being well received by our customers.

Finally, our software business had improved bookings, revenue, and operating profit in the quarter.  Our bookings in the quarter reflected strong maintenance renewals by existing customers of our software products.  We believe we have one of the best maintenance renewal rates in the industry, an indication of our broad install base and mission critical nature of our applications.

On the software license product area, we had an outstanding quarter for the material control software, or MCS, in both flat panel display and semiconductor industries.  The two largest flat panel display fabs in Taiwan placed new orders in the quarter for our MCS license product and related services.  The AMHS hardware independence of our solution and rich functionality of our MCS products positions us as the leading provider to these market segments.  Now, let me give you an overview of operations.

Now that I’ve given you the highlights of the quarter, let’s take, let’s look at our operations.  Gross margins improved for the fourth consecutive quarter to 39.4 percent on a pro-forma basis.  This steady progress is a cumulative effect of many different initiatives we have in place.  We are actively evaluating and pursuing ways to continue improving our cost structure and build the right infrastructure to support our evolving business model.

We’re making progress with our global sourcing strategy and we have some very exciting new initiatives in the near term.

We dedicated our Mexico facility in Monterrey, for initial production on March 22.  The dedication of this operation is the culmination of over two years of planning and execution, partnering with our third party mequilladora.

This effort includes building and qualifying a new low-cost supply chain utilizing the talented resources in the Monterey area.  Monterey’s different than some of the border mequilladoras.  It’s the high-tech center in Mexico with 28 local universities.  We are leveraging on over 20 years of investment by automakers and other industries in the local supply chain.

These new suppliers, while initially qualified for machine parts and components for our cryogenics and compressor business, clearly have the capability to support a broader Brooks portfolio.

In many cases, we’re finding that the landed costs for parts is competitive with Asian suppliers, yet have the benefit of being logistically close to our primary production facilities.  We have high expectations for this facility and we will take advantage of the low cost supply chain and talented workforce for more product production in the near future.

As we previously announced, the Mansfield site is being consolidated into the main campus in Chelmsford.  When completed, we will have eliminated floor space of over 150,000 square feet.  We should be completed with the move by the October, November timeframe this year.

Along with this move, we have put in place transportation and relocation packages that will allow the company to retain the majority of the talented and skilled people that have made the CTI product a success over the years.  We are very pleased with the progress of the integration of Helix.

For the most part, we’re either on track or ahead of plan.  As stated earlier, we believe we have a path to gain even more synergies than initially planned.  By careful planning and involvement, we have minimized any disruption to either business so far, and anticipate that the move will be transparent to our customers.

Now, I want to spend a few minutes looking forward.  There’s much debate over the near term semiconductor industry trend in 2006 with capital spending appearing to be bifurcated between the first half versus the second half of the year.  One data point that we have shared with you in the past, the 300-millimeter fab database suggests that there are 35 overall 300-millimeter fab projects in 2006 of which 13 are new.  We are currently tracking 36 fabs in 2007 of which 16 are new.  We do subscribe to the theory that there’s a sustained growth in semiconductors driven by consumer products.  We think this demand will drive continued investment in both technology expansion and capacity expansions.

While we do not expect linear, quarterly growth pattern, we do expect the trend upward from 2005 through 2007.

While Brooks is heavily dependent on the semiconductor business cycle, we are optimistic about several growth opportunities we expect to propel Brooks ahead to meet our long-term objectives.  We remain focused on capturing new outsourcing business from the OEMs, a trend that continues.

We don’t expect a big bang but a steady evolutionary process.  We continue to invest in our CDA, Customer Designed Automation business that will drive our integrated engineering content strategy to provide the highest level of integration on system level products.  First, using our customer design and then our internal design customized to meet the unique customer need.

Another growth opportunity we’ve highlighted is the service business.  We’ve made significant progress in our first full quarter of adopting the Helix model.  There is still much work to be done, but I’m extremely pleased with the progress to date.

Finally, in summary let me reiterate we’re committed to being profitable throughout the semiconductor business cycles.  We’ve realized outstanding leverage to our business model in Q2, and Q3 looks like another strong quarter as Bob mentioned.  I think many underestimate the benefits to Brooks that the Helix merger brings and with a solid data point to in Q2, I feel confident that we will continue to deliver strong results as the synergies we have previously outlined are realized.  While there may be some clouds overhead, we see a silver lining for Brooks as we execute on our operational plans and deliver solid financial results, and ever improving customer satisfaction.

We thank you for your interest and support in Brooks. Thank you so much and now I’ll turn over the call to the operator for questions.

Operator:

Certainly.  If anyone in our telephone audience would like to ask a question, you may signal by pressing the star key followed by the digit one on your touch-tone telephone.  Again, that’s star one if you’d like to ask a question.  If you’re on a speakerphone, please be sure that your mute function is disengaged; it may block the signal from reaching our equipment.  So again, that is star one.

We’ll take our first question from Brian Chin with Credit Suisse.

Brian Chin:

Hi, couple questions here.  Maybe this first one for Bob.  In terms of the gross margin upside to the March quarter, can you sort of delineate what the drivers were, you know, in order of magnitude or even kind of quantifying that?  Obviously volume, mix related, cost reductions, etc?

Robert Woodbury:

Well, it was really volume driven.  It’s based on leverag going up because we’ve always said about 50 cents on the dollar will drop to the gross margin line.  We did have the mix that we ended up shipping in the end was very much in line with what we had expected.  We just had a little bit more in all areas.

Brian Chin:

OK.  So, it’s not cost reduction it’s volume.  In terms of your revenue guideance, you know (flat’s) up scenario, for the up scenario is that mainly hardware that’s moving around or software still fairly stable?

Robert Woodbury:	Yes, software targets for the June quarter, from a revenue standpoint will look pretty much to close to Q2. So the upside will end up being all in hardware.

Brian Chin:

OK, and two other quick things.  In terms of the orders that sort of, I guess were pulled in, is that fair to say in the March quarter, in terms of the timing benefit.  Sounded like when you were giving your guidance there about $23 million, somewhere in that neighborhood.  Can you give us any more color, in terms of what that was or the force that caused those orders to pull in?

Robert Woodbury:

They weren’t pull-ins, customers placed orders at a higher rate than we expected.  You know, if you look at orders from the software side, came in stronger, again, mainly because, you know, we had $27 million in orders.  That’s probably $7 million higher than we expected coming into the quarter.

And we just had, again, timing of some other orders. They didn’t – they weren’t pull-ins. They came in, actually, in mid-quarter, and it’s just where the customers had given us some things.

Brian Chin:

OK.  And just lastly, I think you’re quoting 35 projects for this year at 300 millimeter.  That’s a little bit above – I think 32 was the last discussion you had?  And then, can you just talk about the, you know, first half/second half distribution of those projects?

And then also, on your ‘07 number, it sounds like a couple of new – incremental new projects, 36 versus 35 in ‘06. Are you kind of insinuating that maybe cap ex will be up in 2007?

Edward Grady:

I think, as we have announced in the past, the 32 to 35 is kind of in the noise level, so we don’t want to go too far down that path.  But clearly we saw that the front half of 2006 was heavily loaded in terms of the timing for new projects.  And I think 2007 forecast, as we look forward, with 16 new projects, we don’t quite have all the timing, but we think 2007 still has some high potential.

Brian Chin:	OK. Thank you.

Operator:	Next we’ll hear from CJ Muse with Lehman Brothers.

CJ Muse:

Good evening.  I guess, quick question related to service.  I was hoping to get a little more color on how the Helix integration is helping, and maybe if you could sort of put some numbers around what you’re targeting in terms of growing service for the core Brooks business.  That would be very helpful.

Edward Grady:

Well, let me say that what we’re doing with the service business is tying to the True Blue service contracts that are in place, we’re leveraging those contracts to add more of the Brooks products there.  I think there are some 80 or 90 contracts in place, and in each one of those contracts, we go back to the customer and say, hey, we’ve got additional offerings that we can bring to you on new products.  And that’s beginning to get traction.

I think what we’ve said publicly is that we believe we can double the size of the service business in the next three to five years, and we see that as a very clear opportunity for us.  So, what other color can I provide for you?

CJ Muse:	I guess that’s helpful. Where would you see the strength in terms of additional offerings, and what would the gross margin mix look like on that?

Edward Grady:	Well, the gross margin mix on any new product in the service business is going to be similar to the existing product set, so that’s how we’re building it.

Robert Woodbury:	Yes, it’s above the corporate average.

Service margins come in in excess of the corporate average right now, so it’s in excess of 40 percent.

CJ Muse:	OK. And I guess, could you give a brief update on traction you’re seeing with your new vacuum system?

Edward Grady:

Well, as I said in the prepared remarks, most of the – a lot of the new systems are being pulled by some of our Asian customers.  There’s an emerging market in Asia, in China, Korea, Taiwan, specifically in those areas, that are pulling through some new system designs.

We’re also seeing, with some other customers in the U.S. that they’re beginning to move in the direction of wanting to use a standard platform.  So, we’re getting some good traction there as well.  We have a couple of very large customers in the U.S., one in the data storage area that is extremely positive and has been moving in our direction, essentially for all of their business.

CJ Muse:	Thank you.

Operator:	Next from Maxim Group, we’ll hear from Darice Liu.

Darice Liu:

 Good afternoon, guys.  I guess this question is for Bob.  In terms of your (EPS) guidance, the range is rather large.  Can you break down or tell us what the swing factors are for earnings to be on the low or high side of guidance?

Robert Woodbury:

A lot of it is going to be revenue driven, Daris, so the 170, the 170’s going to be at the bottom of the range and the 180’s going to be at the high end of the range.  And so, the 180, I’ve got the higher margin baked into it when you look at your model.

Again, mainly because of absorption and we’re seeing, you know, we expect some more mix between the low end and the high end, so but if you ran the model 170 to 180 10 million swing, I think if you pull that through you get to the same answer.

Darice Liu:

OK, and then following up on CJ’s question.  I guess this is an older question, I wasn’t sure if I caught this last time.  You have a relationship with Applied Materials for your sales and support.  Have you dissolved that relationship?

Edward Grady:	I don’t know that we’ve made any public releases on that yet. You know, I think we’d defer that.

Darice Liu:	I guess in your long-term plan, do you plan to start doing your own service and support in terms of spare parts?

Edward Grady:

Well, for our products certainly the answer is we are, In the model that Helix has in place, we intend to adopt that similar model where we provide the GUTS support and we provide support to our customers.  Our first line of business is to work with our, directly with our OEMs.  So, that’s been the channel is to work with the OEMs, partner with them to make sure that the end-user customers get the best service and support.

Darice Liu:	Fair enough. Thank you, guys.

Robert Woodbury:

Hey Darice, if I could just go back to, you know to give you some data on that, your first question.  The difference in the seven cents per share is about $5 million, and again if you take the leverage point we’ve always said applies and swing between a 170 and a 180, 50 percent of that drops through.  I think you’ll see that that’s really how that number works out.

Darice Liu:	OK. Thanks guys.

Operator:	Steve O’Rourke with Deutsche Bank has our next question.

Steve O’Rourke:

Thank you, good afternoon.  When you consider orders guidance out in the June quarter, flat or slightly down, can you help us understand how the hardware and software components kind of shift quarter over quarter, and do you see some similar swing factors that could drive upside in the quarter?

Edward Grady:	You want to take it Bob?

Robert Woodbury:

Well, the orders for software, we believe it will look more like revenues for the June quarter.  So, again we went into March thinking we’d have about a 20 and 20.  We pulled, you know, we didn’t pull in what we had maintenance orders at 27.

Embedded in that, we think we’ll be down you know, about $7 million in software orders alone.  So again if you look at the other side of that being we do expect to get better orders in the hardware side.

One of the products embedded within the legacy Helix side also had some higher orders this past quarter as one of their distributors placed an annual buy, if you will, on some of the products, and that probably accounts for around $5 to $7 million in incremental higher order rates.  So, that’s probably about 15 that’s embedded in the one period.

James Gentilcore:

This is Jim Gentilcore, I will just add to that.  That in kind of background that we had a very strong 200-millimeter order content in our Q2 and none of us know how long that is going to last.  We suspect there was some de-bottlenecking done in particular 200-millimeter fabs, especially in the flash memory area.  So, we don’t have any real clear view as to how long that’s going to last so if that continues into the third quarter, that might be some upside, but we don’t know that.

Edward Grady:

Steve, I think that the key point to take away from the call and from the numbers is that on a normalized basis quarter to quarter, Q2 to Q3, we expect orders to be flat to slightly up, which is what we’re seeing in our customer base.

Steve O’Rourke:

Fair enough, that’s very helpful.  And in your prepared remarks, you talked about a sustained growth period for the industry.  You’ve also given good color on how you see the year shaping up, ‘06 and ‘07 from a project perspective, when you take a step back and I know you don’t want it to be quantitative beyond next quarter.  When you look at all the capacity going in, do you think that we’re kind of right for a digestion period later this year?  Would you view it that way or you still think enough demand to kind of drive things continuously?

Edward Grady:

Yes. I don’t think there’s a digestion period.  I think there’s just an uncertainty level that people are saying, “the lead times are short, I can get stuff when I need it” so they’re holding off on orders and you know, they’re putting in the capacity they need when they need it and as soon as they need incremental capacity, they’re going to call up and order more.  I think that’s just the nature of what’s changed in the business cycle now, it’s that the lead times for equipment have come down and people can make decisions on shorter time scales.

Steve O’Rourke:	OK, and one last question on a different note. Can you tell us how your efforts in Japan are evolving and what are you seeing from Japanese competitors that may be different?

Edward Grady:

We’re continuing to be very aggressive in Japan.  We’re working very hard, not to stabilize, but grow our business there.  And from a competitive side, there’s no question if you look at the number of competitors in the atmospheric space, the largest number of competitors come out of Japan.  The’re must be 20 suppliers of atmospheric robots out of Japan.  In the vacuum space there are fewer suppliers of vacuum robots but you know, generally, atmospheric tends to be much more competitive.

In the end, though, Japan is the second largest OEM market in the world and you can count on that, I think we’ve talked about it in the past as our key strategy, we are focusing on the largest semiconductor manufacturer in the world and the largest markets in the world.

Steve O’Rourke:	Fair enough, thank you.

Operator:	Next we’ll hear from Tim Arcuri with Citigroup.

Atif Malik:	Yes, hi; this is Atif Malik for Timothy. I have a couple of questions. What is your forecast or expectation for a year over year growth for tool hardware segment basically calendar year ‘06 over ‘05?

Robert Woodbury:

Actually, we don’t give year over year guidance.  We guide one quarter out, so you’ve got, you know, if you want to take our existing guidance that we just gave and extrapolate from that you can do that, but we’ve only guided, we’ve got two quarters under our belt and one quarter guided.

Atif Malik:	Got it. Is your expectation, I mean, are you seeing the OEM orders kind of line with the cap ex estimate of 15 percent for this year or do you think the tracking above that level?

Edward Grady:	About where it is.

Robert Woodbury:	That’s about right.

Edward Grady:	That’s about right.

Atif Malik:	OK. Second question, for orders beyond Q3 because of the review, should we expect a higher operating expenses for the remaining year or should we just flat line it or how should we view it?

Robert Woodbury:

Probably flat line is OK.  We’ve got the guidance I gave you has a little bit higher R&D spend, so we’re getting some of the beta tools out.  It’s got a little bit of a factor in there for this external review; we have some of those costs embedded in.  So, I think if you flat it, it’s probably OK.

Atif:

And I remember last year at Semicon you guys launched a bunch of new products line of robots and I just want to get a feel for this ramp.  What percentage of the new parts have been included in the build for volume orders for this ramp?  And what’s the gross margin upside we should expect for this year due to you know, higher gross margin product?

Edward Grady:

I think what we have said in the past is that our new series of atmospheric products are in beta now.  We have a number of customers that are designing those systems in today.  But we have consistently said that the ramp for this product set will be in the next year.  So, look for the impact to come out in the 2007 year.  And we expect it to be substantial as customers move to this new product set.  And from a gross margin impact, you know, we think it’s going to be a reasonably positive impact on our gross margin.

Atif Malik:	OK, and one last question. For your projects on ‘06 and ‘07, can you divide them into memory logic and foundry?

Edward Grady:	I don’t have that data. I don’t think we have enough clarity on that, where things are going since we sell primarily to OEMs.

Atif Malik:	Is it safe to assume that most of the new projects in ‘07 are memory or flash related? Do you have any flash related?

Edward Grady:	I think if you look at the fab database and the names of the people, I’d say you’d conclude that.

Atif Malik:	And also, are you actively engaged in all these projects or are they just on your radar screen?

Edward Grady:	I’d say radar screen.

Atif Malik:	OK, thanks.

Operator:	Our next question will come from Daniel Berenbaum with Susquehanna.

Daniel Berenbaum:

Yes, hi guys.  Thanks for taking my call.  Shifting over to software, you mentioned that you expect orders to look more like revenue next quarter and both in the $20 million range.  When would the $27 million, in orders turn into revenue, and also, I think that you said those are mostly for service renewals, but you’d talked about some new products.  Were there any orders for these new products or still kind of an ‘07 event?

Robert Woodbury:

Still an ‘07 event.  In the $27 million, a lot of that gets spread or a big chunk on the higher end gets spread over a 12-month period.  So, we typically book orders for maintenance.  Maintenance renewals typically drive in the December, January timeframe, so that’s why orders last quarter we were pretty strong being in the December Q, then this quarter as well.

Daniel Berenbaum:	OK.

Robert Woodbury:	We should come into a more normalized rate.

Daniel Berenbaum:	OK, and then do you expect to keep margins in that business, can you talk a little bit about break even, you talk about break even?

Robert Woodbury:	Break even right now is 18.5 for that business, and I think you’re going to see some of the segments that you’ll see that.

Daniel Berenbaum:	OK and is that about where you would expect to keep it?

Robert Woodbury:

Yes.  Thinking about it if we need to squeeze a little bit more, right?  The target was to take it down to 18.5; we’ll look at that again.  Since I’ve got two quarters, Dan, that the orders are above 20, if we have a good quarter this quarter, I probably won’t try to take it down anymore and let some of the volume impact start pulling it up a little bit.  If for some reason this quarter it’s 20 or lighter than 20, we’ll look at it again to see, you now, the commitment is to make money at the business and when we resized this a couple quarters ago, we said 18.5 was where wanted to be and actually maintain that at this point.

Daniel Berenbaum:	OK, great. Thanks, that’s very helpful.

Robert Woodbury:	OK.

Operator:	Next, we’ll hear from David Duley with Merriman Curhan Ford.

David Duley:	Nice quarter. Couple of questions. Did you guys release a backlog number?

Robert Woodbury:	We did not.

David Duley:

Would you?  While you’re looking for that, maybe you could, find another number, I’m not sure that you released and I apologize.  I got on just a little bit late.  Could you tell us of the total revenue, what percentage was service and you know, you talked about you know, doubling in your service volumes.  How much, I guess kind of that would come from the Brooks side?  I guess, I’m kind of curious as to how big the Brooks service revenue is and how you can grow it.

Robert Woodbury:	I’ll answer a couple of your questions. The backlog number at the end of the quarter, let’s go to that one first is $152 million.

David Duley:	OK.

Robert Woodbury:

From a service standpoint, the service business for the quarter, it’s about a $100 million a year.  It was $26 million for the quarter and that’s a combined global customer support of both the Legacy Helix business and the Brooks business.  And you’ll see some more of that when we get into more detailed filings because we do break out service within our hardware segments, so you’ll see that reflected there.

As far as the split of the Brooks and Helix, not going to go there.  We’re trying to stay with the hardware platform.  You will see growth of that $26 million, I will say that.  You’ll see solid growth on a $25, $26 million on a quarterly run rate, but I don’t want to start in getting you guys chasing us down product lines and sub-product categories within where we’re measuring the business.

Edward Grady:

I think, David, just a real quick clarification on your question.  However, it’s, when we said were going to double the service business, we were working from that $85 to a $100 million base total.  So, that’s the double we’re talking about, not just incremental from Brooks.

David Duley:

OK, that’s really what I was driving at.  And you know, you said you weren’t going to talk about Helix and Brooks and separate the revenue streams, I was just curious from a 30,000 foot level and you know, did both businesses perform similarly inside the hardware business or did one outperform the other, was there any you know, really positives or negatives between the two line items?

Robert Woodbury:

Well, yes, you might say from 30,000 feet.  They both performed kind of the equivalent.  The mix was what we expected proportionately, everything did perform actually pretty well.  There was no overweighting on one side or the other, whether it was Legacy Helix or Legacy Brooks or even the software side.  They all pretty much, you know, they pretty much have the same relative improvement.

David Duley:

OK, my final question is is that on the last conference call, people were wondering if you could see the peak in revenue the Brooks core business, which I think in ‘04 was about $164 million.  I’m wondering if you could just maybe give us a commentary on if you do expect to see, you know, revenues north of $200 million total, and what the gross margins might look like at that type of revenue level.

Robert Woodbury:

I think if you run that model, Dave, just take this quarter as a good example at 170.  With no other improvements in the business, and we’re working on that real hard with this Mexico transition to get additional things there.  But if you took a 170 and it went, Brooks at 166, had $33 million, if I remember right, in software that quarter.

So, let’s take that out of it just for a minute and we’ll add that one back.  So, now you’re at $130, $135 base.  Helix at that time was running the (core bases), probably, let’s call it $40 million.  So that would say that the hardware business is $175 and I’m saying that today, given where we are with software it’s probably at $20 million.  So, I’m saying we’d probably be at $200 million of revenue to be apples with apples to the last peak because we won’t see that $33 million bullet quarter for software.  At $200 million, you can take from the current quarter; it adds $30 million in revenue.  Roughly half of that would drop through, so $15 million.  And if I added that to the current quarter, you’re at about a 41 percent gross margin, something like that, 41, 42.

David Duley:	So I guess your view is is that the 50, you know I think your drop rate this quarter was like 54 percent, but something above 50 percent drop rate should continue...

Robert Woodbury:	Yes. Right. Yes.

David Duley:	... up into above the $200 million range?

Robert Woodbury:

Yes.  Yes.  Like I say, you’ve got to – you’ve got to play a little bit of apples and oranges, because, like I say, that 166, that quarter had huge software.  And I don’t – I don’t – god, I hope we can get there again on that, maybe with some new products downstream, but it won’t be this cycle.

David Duley:

So you’re not really – as far as the old Brooks Hardware business, you’re not very far from that peak already?  You know you’re probably another, you know, a quarter of growth away.  If you said it was (130) to (135)...

Robert Woodbury:	Yes, no, no, you’re probably right. You’re probably right. It’s probably another 10 percent, because...

David Duley:	You know add 40 or 45 to Helix.

Robert Woodbury:	No, no, you’re right, because if – again, if we’re saying 200 and the guidance this quarter is the 170 to 180 number, you’re right, it’s about 10 percent more, right, absolutely right.

David Duley:

OK.  And just you might have (drilled) – just a final thing from me is your (new) revenue guidance (supplies) a little bit up.  And you mentioned your gross margins would be flat, a little flattish.  Could you just...

Robert Woodbury:	Yes.

David Duley:	... you know if we did get the incremental revenue, would we see incremental gross margins, or is there a mix issue going on here? And I’m sorry if that’s a repeat answer for you.

Robert Woodbury:

There’s a – no, there’s a little – there’s a little bit of mix, not a lot.  There’s a very subtle piece of mix, both a little bit with software and a little bit with just some of the little bit more CDA product, that’s all.

David Duley:	Bye. Thank you.

Male:	(No pneumatic).

Operator:	And Robert Maire with Needham has our next company.

Robert Maire:

Yes, of the upside that you saw in terms of orders, would you categorize any of that as inventory building on the – on the part of your OEM customers?  And related to that, I’m still trying to clarify the – you know the piece of business that came in above sort of your expectations in terms of order rates, what percent of that was software versus hardware?  I’m a little unclear from the...

Robert Woodbury:	Seven...

Robert Maire:	Go ahead.

Robert Woodbury:	Seven million was software and there’s probably five to sevenish kind of a number with some of the distributor buy for some of the Legacy Helix product.

Robert Woodbury:	But it’s not an inventory build. Neither one of those are inventory build.

Robert Maire:	OK. So not very much of that above expectation...

Robert Woodbury:	No.

Robert Maire:	... what the rate was for the quarter for its products?

Edward Grady:	Right.

Robert Maire:	Well, I guess, for inventory.

Edward Grady:	No.

Edward Grady:

I think the answer is tracking the industry shipments.  If you look at where the order came from, it’s tracking you know very much with the Lams, Novelluses, and the Applieds of the world based on you know when their – what their current past quarter is and what their guidance for the next June (Q) is.

Robert Maire:	OK. So of the three basic products, it was software and Helix that was a little up ahead of...

Robert Woodbury:	Right.

Robert Maire:	... expectations? OK.

Robert Woodbury:	Yes. Lead times haven’t stretched. So you know for – I’m pretty sure that you don’t see people buying for inventory at this point in the industry.

Robert Maire:

OK.  In terms of talking about you know overall lead times getting compressed and all that, is there any sense out there that your customers are holding any less inventory or you know in terms of leaning out their production or just in time, Kanban or whatever other techniques?  Or are we basically at where we’re going to be in terms of inventory levels going forward for your OEM guys?

Edward Grady:

I think there are some customers out there.  One of our customers, particularly, that’s running a very, very efficient shop and where we do CDA for them, and we ship very close to their integration schedule.  So, I would say that the – our customers, OEM customers, are becoming more and more efficient and we’re becoming more efficient, so that’s what’s reducing the cycle times.

Jim Gentilcore:	Yes.

Robert Maire:	OK. One...

Jim Gentilcore:

Robert, I would just add to that, that if, as with all of our big OEMs, you know there’s a continuous effort to try to – for them to decrease their cycle time, for us to decrease our cycle time.  So we see it generally, but it’s not something that’s going to have a large impact quarter over quarter.

Edward Grady:	Right.

Robert Maire:

OK.  And one last thing, just following on with that, I would assume that your order rates or tone of business going into the June quarter is sort of tracking with what you saw previously there?  You haven’t seen any, you know, any material change in the momentum or vector sort of over the last couple weeks?

Robert Woodbury:

Not (much).  No, it’s not what we said.  You know if we look at the order rate increase Q1 over Q2, that’s a vector that is not going to sustain.  What we were saying going forward is we’re, you know on a quarter-to-quarter basis, flat to slightly down.  And if you normalize it, we’re flat to slightly up.  And if you, again, look at our customer base, our large customer base, most of them have said their June quarter is going to be flat to slightly up.

Robert Maire:	OK. So, just to elaborate on that, so if you’ve seen flattening, it’s been sort of in the beginning part of the June quarter or maybe exiting your first quarter?

Edward Grady:	No.

Robert Maire:	Or is that just a projection?

Edward Grady:	Yes, I think it’s a projection more than anything else.

Robert Maire:	So, OK, got it. OK. Thank you.

Operator:	Our next question will come from Michael O’Brien with Bear Stearns.

Michael O’Brien:

Yes, thanks a lot.  Two questions.  First one, with regard to inventory build, with follow on with Robert’s question, what are you seeing different, and maybe it’s just the lead times and the shipment rate, you know tracking, that doesn’t make you afraid that there’s inventory build?  Did – you know because it didn’t seem like you, you know, it was real apparent in other cycles.

Second question and I think you said you mentioned clouds overhead and also mentioned sustained upturn, maybe you can reconcile that.  And I’m going to – would you – would you say these are more clouds of uncertainty or are they – or are there some storm clouds that are going to cause, you know, a digestion period or some, you know, some level of pullback before we go and grow into 2007?

Thanks.

Edward Grady:

Well, first, on the – on the lead times, we’re just seeing a general compression in lead times, as Jim said, across all the product lines.  And we’re being – we’re able to respond to that because we’ve come – become more efficient in our factory and our customers have become more efficient.  So we’re doing things that are becoming much closer to meeting our customer’s needs.  And because we’re able to deliver and meet the requirements on schedule, we don’t see any inventory builds going on.  People don’t need it because they’re – we’re being a reliable supplier.

You know with respect to my clouds, it’s more of you know we don’t see – you know there’s – we look at how things are performing out there and we see a lot of people with doom and gloom.  And that’s more of what I would say the clouds are is this doom-and-gloom attitude that I’ve seen purveyed amongst a number of people.

And you know clearly we see at Brooks the silver lining out there, which is our business strategies working, and we’re growing and we’re getting the business we need to get.  So, no, it has nothing to do with anything other than just as we read the paper, and I’m sure you guys read the same papers.  If you don’t see people playing the downside, I’d be amazed.

Michael O’Brien:	Maybe just follow on, I mean so doom and – doom and gloom from your customers or doom and gloom more from, you know, from Wall Street and the...

Edward Grady:	From Wall Street. Yes.

Michael O’Brien:	And customers are still...

Edward Grady:	Customers are quite happy with us and quite happy with themselves.

Michael O’Brien:	OK. Thank you.

Operator:	Next we’ll hear from Jim Covello with Goldman Sachs.

Jim Covello:

Good afternoon, guys.  Thanks so much.  Most of my questions have been answered.  I just wanted to continue on where Mike was on the last question.  What’s different this cycle relative to the ‘04 cycle, because lead times were pretty short then?  And the broader question is, is there anything different in your visibility this time around other than the shorter lead times?  Because, you know, it’s my – it was my understanding back in ‘04 that the lead times were pretty short then, too, and we still had some unforeseen difficulties in that period.  Thanks.

Edward Grady:

Yes.  I think the lead times have continued to compress even from ‘04 until now.  And I would say, no, there’s nothing that we see that’s – that would be a negative on the horizon.  We’re – we track all the product lines, and you know with the exception of a few things, like Jim mentioned, the 200mm business that was kind of a de-bottlenecking business, which you know was interesting.  We were able to respond to that pretty quickly.

Jim, do you want to comment on it?

James Gentilcore:

Yes, Jim, I would – I would only add to that that we – I mean in the last two years, the working relationship we have with our OEM customers, we are in constant review with their operating teams, we would know – we would know immediately if there was any kind of inventory build going on.  And you know we’ve got systems in place to make sure that doesn’t happen today.

Now we don’t know...

Jim Covello:

If I could just – I mean I don’t think anybody on the call doubts that to the best of your ability you guys are going to stay on top of the shifting winds.  I guess the question is, you know, and again, I could be completely wrong about this, my memory may be wrong, but I remember the lower lead times being cited in ‘04 as the reason for why we didn’t think there, you know not you guys specifically, I mean the industry as a whole...

Edward Grady:	Yes.

Jim Covello:	... didn’t think there was any problem. And I kind of hear that by all the companies being the reason cited again. And I understand lead times are even shorter now.

But if shortening lead times didn’t help us figure out when things are going to get soft the last time, do we have a lot of confidence this time?  And again, nobody doubts that you guys are going to, to the best of your ability, figure this out.  The question is, how much can any of us figure it out being down at the bottom of the food chain?

Robert Woodbury:

Wow – that’s a tough one.  What we saw in the ‘04 cycle was the shortness in lead times caused the – you didn’t get cancellations.  But I think you’re right where when you get to that point in the cycle, you know the order spigot just turned off very rapidly.  And that is – that’s where you know we’re trying to gauge the visibility in a – probably a 90-day window is pretty, pretty good.

But once you get past that, it – you know at this point, it gets cloudy when you go past that.  Is it – you know we’ve got half the world saying it’s up, you’ve got half the world saying it’s down, and where does that go?  But when you don’t have – when you’ve got short lead times and it’s dependent on the order spigot, it can turn on a dime.  And I think that’s what we saw...

Edward Grady:	Yes.

Robert Woodbury:	... in the ‘04 cycle.

Edward Grady:	I agree.

Male:	It just...

Edward Grady:	And that could happen again.

Male:	((inaudible)).

Male:	That could happen again.

Jim Covello:	Terrific. That’s really helpful. Thanks so much.

Operator:	Next we’ll hear from Tim Summers with Stanford Financial Group.

Tim Summers:	Yes, thanks for taking my question. Bob, did you quantify the CDA revenues in this – in this quarter?

Robert Woodbury:	Did not, above 10 percent.

Tim Summers:	And what was it in December?

Robert Woodbury:	About 10 percent.

Tim Summers:	Ten percent of the revenues?

Robert Woodbury:	Yes.

Tim Summers:	Of hardware or total company?

Robert Woodbury:	Hardware.

Tim Summers:

OK.  And Ed, I wanted to ask you, you had – you have said previously that customers, your OEM customers, are outsourcing their robotics requirements about 4 percent a year.  If we go into a period in the second half of the year where business is kind of flat and then we go into what you might call a controlled ramp environment in the first half of ‘07, is there any reason to believe that customers may accelerate that process?

Edward Grady:

Well, typically what we see when the business slows down is that’s when the design inactivity really accelerates.  So given the experience we’re having right now with the new Series 9 products and with the the marathon products, my expectation is that we’re going to continue to see, even if the industry ramp slows down, if it were to slow down, that we’d see continued – not continued, but accelerated pull to design those into new products.  And I think that just bodes well for us going into ‘07 as those products might come to market and begin to ramp.

Tim Summers:	Those – so you’re – basically you’re saying that your customers may begin to integrate your products more rapidly than they might otherwise in a fairly rapid growth environment?

Edward Grady:	That’s correct.

Tim Summers:	OK, great. Thanks, Ed.

Operator:	Our next question will come from Mark Fitzgerald with Banc of America.

Mark Fitzgerald:	A couple questions. The – have you seen expediting going on in the March quarter and is it still going on in June?

Robert Woodbury:

The expediting.  If we could have gotten some product out a little bit faster, we probably could have had higher shipments.  I mean, we were – we were – you know some of the robot lines, Mark, were almost 3X what they were the previous quarter.  So we we’re – we were kind of – we were cranking.  So I wouldn’t – I wouldn’t say expedite, but it was – it was – it was challenging keeping up.

Mark Fitzgerald:	And are you still in that type of environment today?

Robert Woodbury:	I think so.

Edward Grady:	Similar.

Edward Grady:	Yes.

Robert Woodbury:	Yes.

Edward Grady:	Haven’t seen any change.

Mark Fitzgerald:

So it still raises some questions about your ability to guide for revenues then, right?  I would assume you so blew the numbers out last quarter in this environment, there might be some upsides this quarter?

Robert Woodbury:

I wouldn’t say that.  Again, we’re seeing the same output in the factory that we saw last quarter, so I wouldn’t say that it’s accelerated.  We’re not – we’re not – the throughput in the factory today is at last quarter’s run rate.  It’s not higher than that right now.

Mark Fitzgerald:

OK.  But I mean I guess the point being that you haven’t been able to forecast in this type of environment accurately, and it sounds like you’re still in this type of environment where things are moving pretty rapidly.

Robert Woodbury:	Yes. Again, I think – I think we’re at a place right now where we’re seeing the growth basically flattening out. It’s still at a relatively high level, but we are seeing it flatten out.

Mark Fitzgerald:	OK. And then the comments about lumpiness, can we interpret that as seasonality? I mean do you guys see an increased seasonality in your business?

Edward Grady:

You know I think it’s – we clearly do see the seasonality that others have talked about, no question about that.  But I would – I think if you characterized the industry seasonality, you’d say we were right in line with the industry seasonality.

Mark Fitzgerald:

All right.  And then you made a comment about some market share gains in implant.  Is – are those share gains coming on the back of one of your OEMs that are making share gains or are you actually breaking into the Japanese market on your own?

Jim Gentilcore:	Well, on that one, Mark, we’re – we are getting more share of the Japanese implant OEMs. That’s what we’re talking about there.

Mark Fitzgerald:	OK.

Jim Gentilcore:

And in any given quarter they may have a – you know they may be doing better against the U.S. OEMs who are obviously the dominant implant OEMs.  But we’re talking about our market share with the implant OEMs in Japan.

Mark Fitzgerald:

OK, great.  And then just lastly, on the tax rate tier, I mean are your NOLs still large enough that you’re going to run well below a normalized tax rate, even into ‘07, if your outlook for the industry of hanging in there comes true?

Robert Woodbury:

Yes, this year, again, most of the taxes are reflective of software in the toll taxes that are paid in foreign jurisdiction, so that’s pretty consistent.  The taxes next year, barring any change in our deferred tax asset status, which I’m not expecting at this point, will look very similar to this year.

So as we said even last year, our tax dollar payments are roughly five to six million a year, and it’s been fixed at that point for the last several years.  So I would expect the same, because I don’t – I don’t – if we have volatility coming into next year or not it’s too cloudy to see or not clear enough to see that I can’t see changing the deferred tax asset right now.

Mark Fitzgerald:	OK. Thank you.

Operator:	And we’ll take a question from Phillip Lee with JP Morgan.

Phillip Lee:

Hi.  In terms of the orders in the factory hardware business, looks like that’s decelerating a lot in this quarter.  And you mentioned a lot of reasons for that.  But do you expect it to reaccelerate a bit, stay flat or maybe even go down a little bit?

Robert Woodbury:	Phillip, I don’t think we broke out orders in the factory hardware business. We talked about orders in the hardware business but not factory hardware.

Robert Woodbury:	What do you – what are you specifically asking about, Phillip?

Phillip Lee:	Yes, my question was regarding factory hardware bookings, which are, you know, like about 166 in this quarter and the next quarter...

Robert Woodbury:	No, that’s hardware. That’s hardware. That’s our hardware. That’s what used to be the old OEM Brooks, what used to be the Legacy Helix, what used to be the factory hardware business.

Edward Grady:	All of that.

Robert Woodbury:	It’s all of that.

Phillip Lee:	Right.

Robert Woodbury:	It’s all hardware, all hardware that we ship.

Edward Grady:	OK, so...

Phillip Lee:

Yes, but my main question is just regarding, if I take out the software and just look at you know semi-cap equipment, from what you guys see, do you see the bookings kind of re-accelerating because they’re – you know they’re kind of flat to slightly up this next quarter?

Robert Woodbury:	On a normalized basis...

Phillip Lee:	Yes.

Robert Woodbury:

... we said that the bookings would be flat to slightly up from the Q2 we just closed.  And, no, I do not see necessarily an acceleration.  This is a relatively high run rate.  And could we see upside in the next couple of quarters, sure.  But you know, as all we can see right now is the quarter ahead of us, which we think is going to continue at this rate.

Phillip Lee:	OK. Thank you.

Operator:	Our next question comes from Ben Pang with Prudential Financial.

Ben Pang:

Hi.  Thanks for taking my question, a couple of questions.  First, to follow-up on the comments in terms of your factory output, you mentioned right now your factory output is the same as it was for the March-ending quarter, is that correct?

Robert Woodbury:	Yes.

Ben Pang:	And so you know if you do get a re-acceleration or you get an increase, how quickly can you increase the – your factory output or does your lead time go up?

Robert Woodbury:	No, I can increase the factory.

Ben Pang:	And that’s – I mean, like on a – within a month or something or...

Robert Woodbury:	Can do it in a week.

Edward Grady:	Yes.

Robert Woodbury:	You can see it can go pretty quick, all we need is DL in teach time and we have a flex work force there. We’re not – we’re not – we’re running today a little over one shift.

Ben Pang:	OK. So I – because I thought that you mentioned that you were working already two or three shifts?

Robert Woodbury:	No, I said some of...

Ben Pang:	One shift for now?

Robert Woodbury:	I said some of our robot lines actually tripled their output during the quarter.

Ben Pang:	OK. OK.

Robert Woodbury:	But we’re working just a little bit in excess of one shift.

Ben Pang:	OK. And then on the 200mm comment, you mentioned that I guess it was unexpectedly higher than in the March quarter than what your usual run rate was, is that correct?

Edward Grady:	Yes.

Jim Gentilcore:	Yes, that’s correct.

Ben Pang:	And do you expect that that will continue? And can you break that out for us on a percentage basis?

Edward Grady:

We can’t break it out, but I – we know what it’s driven by.  We know it’s driven by de-bottlenecking in some of the 200mm plants.  We know it’s driven by some process changes in 200mm plants to get you know higher capacity or higher throughput in those plants.

Again, if you look at factory utilization in the semiconductor equipment companies who have 200mm fabs, they’re trying to squeak everything they can out of those fabs.  And if they find a way to add a couple of tools or to upgrade a tool or you know do some of the things that we have in our pocket, you know the onboard IS product from the CTI group you know improves the throughput of some of the tools fairly dramatically.  So people can do those kinds of upgrades to tools and get some benefit.

Now there’s (ongoing S works) on the 200mm and 300mm, right?

James Gentilcore:	Yes.

Jim Gentilcore:	Yes, and this also plays in – I mean this is where our upgrade opportunities are in factory automation.

But the point we were making, Ben, is that de-bottlenecking tends to be very lumpy and very specific to a fab or a particular device product mix and we don’t have enough visibility to know how long that will continue.  Obviously the driving trend is all 300mm, but we do get these 200mm surprises that come in once in a while.

Ben Pang:	So your guidance for revenues and bookings for the June quarter already take into account 200mm going down in the second – in the June quarter?

Jim Gentilcore:	Yes.

Male:	Yes.

Male:	Yes.

Male:	Yes.

Ben Pang:	OK. And then in terms of the AMHS in the service business, you guys don’t break that out anymore, right, you guys lump everything in there in the service?

Robert Woodbury:	That’s right.

Robert Woodbury:	That’s correct.

Ben Pang:	Do you expect that you can I guess grow that business now by implementing the Helix service model?

Jim Gentilcore:	Absolutely.

Ben Pang:	When would be the first time that you would see some significant increase by, you know, like just within that group of business, like a 20 percent increase or something?

Edward Grady:

I wouldn’t say a 20 percent increase.  But if you remember in my prepared remarks, I said we landed a contract for a large 300mm maintenance contract.  So it’s under way.  We’re getting business right now.

Ben Pang:	Can you recapture some of the 200mm?

Edward Grady:	Yes.

Jim Gentilcore:	Yes.

Jim Gentilcore:	We also had a 200mm contract in China this quarter that we just finished.

Ben Pang:	OK. And the final question, in terms of – you mentioned the bifurcation that you see in 2006. Is it too early to tell whether you’re going to see the same thing in 2007?

Edward Grady:

Yes, it is too early, but you know the bifurcation is mostly driven by not necessarily what we see, but what we’re hearing people, analysts say about the market.  Don’t take that remark as a Brooks-driven remark, it’s just more what we are at – we are at – seeing from the analyst community.

Ben Pang:	OK. Assuming that – or in a – in a situation where the year is front end loaded for new projects, when would you actually start to see the bookings on the software side?

Edward Grady:	Well if the – if the orders – if the, excuse me, if the new projects are coming in in the front half, you see – typically see the orders in the front half.

Ben Pang:	So you wouldn’t see the – your software business as being a leading indicator or anything?

Edward Grady:

It can be.  What we see is there are a couple of product lines that we look at that give us some leading indication.  One of them is the software business, specifically MCS, because people buy to support that product line.  But – so there it is again, there are a couple of products we look at like some load ports that tend to be leading indicators of when products are going to ship.

Ben Pang:	But those would still only be like one quarter at the most, that you wouldn’t see a pop at the end of the year in your orders because of the 2007 new projects?

Edward Grady:	Well, are you talking about – you’re talking about the 300mm projects...

Ben Pang:	Right.

Edward Grady:	I can’t tell you what’s going to happen at the end of the year.

Ben Pang:	OK. I appreciate that. Thank you very much.

Operator:	We’ll take our next question from Martin Teng with Cowen & Company.

Martin Teng:

Yes, hi.  Thanks for taking my question.  Just a quick question on your service business.  You talked about doubling it over three to five years.  Can you give us some of the feedback your OEM customers have given you when you talk to them about switching to yourself rather than from the OEM?  And what are their – what kind of challenges are they talking about?  You know are they – are they generally – do they generally like the idea?

Edward Grady:

Well, first off is we are not competing with our OEM suppliers.  We are working in partnership and in concert with them to provide the best service we can as a team.  Some of the growth opportunities from third party suppliers who have historically picked up the slack in some of the Brooks product line, again here when Brooks, some of the many of the Brooks products were being maintained by third party smaller customers and as the new Helix model is being rolled out, we have a much more compelling product offering to provide and some small house where we, where they don’t have the critical mass and the ability to get the parts and service at a much more effective rate.

Martin Teng:

And then my second part of this question is when you do get to that model where you double your service revenues from 100 to 200 million, what kind of a gross margin, a normalized gross margin for the company are you looking at?

Edward Grady:	Have you modeled that, Bob?

Robert Woodbury:	Haven’t modeled it for the total company, but it would still stay in the range of 45. See, you’d have to go back …

Edward Grady:	… service business, but if you did the whole company?

Robert Woodbury:	But it would not also be a doubling of a one to a two number. That’s, the 100 includes the traditional Helix base business, so the …

Edward Grady:	… it’s 85 based.

Robert Woodbury:

Yes, so you’re off a little bit on that doubling from a one to a two.  But the gross margin that we expect to be, again, higher than corporate average, say it’s 45 percent gross margin on the total service product.

Martin Teng:

OK.  Then my last question is this, in terms of your exposure to Japan, when you compare Helix with, you know, Brooks ex-Helix, would you characterize the Helix having a strong presence in Japan versus the core Brooks business?

Jim Gentilcore:

Yes, Martin, in Japan, you might recall that we have two avenues for the legacy Helix products.  We have a joint venture, a 50/50 joint venture with Ulvac who is the largest provider of (PVD) equipment for flat panel.  And that joint venture provides most of the cryogenic vacuum systems for Ulvac and for the flat panel business.  And then we have the direct Helix subsidiary which focuses more on the semiconductor equipment customers using vacuum, using cryogenic vacuum systems in Japan.  So there’s two, and those two businesses combined are, represent a very significant part of the Japanese market today.

Martin Teng:	Right, so would you foresee those two parts? I mean at least a semi equipment subsidiary in a sense helping improve Brooks’ atmospheric robots and vacuum robots presence in Japan?

Jim Gentilcore:

They’re relatively separate influences right now, and as Ed said earlier, the presence of, especially in the atmospheric robot business, there’s some very strong entrenched competition in Japan.  The Helix presence helps make, you know, Brooks’ overall presence larger, but I don’t think that we would say that it has a material impact on the atmospheric robot business at this point in time.

Edward Grady:	Yes, I think the pull through, the one place we do get some slight leverage is on the vacuum products and vacuum systems.

Jim Gentilcore:	Yes.

Martin Teng:	OK, thank you very much.

Operator:	We’ll take our next question from David Nierenberg with Nierenberg Investments.

David Nierenberg:	Well thank you, 70 minutes into the call we finally hear from a shareholder.

Edward Grady:	Thank you.

David Nierenberg:

Well no, I should be thanking you.  You guys, my questions have been answered, so all I would like to say to you guys, knowing how hard you work, is thank you for a terrific quarter and a terrific result consolidating these companies.  And thank you for doing it under a cloud about these stock options, which is a cloud that doesn’t apply to you and is not of your making.  So thank you for doing a terrific job for your shareholders.

Edward Grady:	Thank you very much, David, we appreciate that.

Operator:	And we’ll take a follow up question from Brian Chin with Credit Suisse.

Satya Kumar:

Yes, hi, actually this is Satya Kumar here.  I just wanted to go back to that lead time and, question again.  It seems like you’re saying that you think that fab project activities are first half weighted, but at the same time you’re also saying your visibility is limited to 90 days.  What if there’s more activity that shows up in the back half of the year that makes the year look a little different than what you think right now?  Isn’t that possible?

Edward Grady:	It’s possible.

Satya Kumar:	OK. A quick follow up on this 200 millimeter activity that you talked about in March. Is it nor or nand-flash?

Robert Woodbury:	That’s …

Edward Grady:	I don’t know that we know where that went.

Satya Kumar:	OK …

Edward Grady:

It was basically, matter of fact, I don’t think you could say it was nor or nand-flash, I don’t think you could say it was micro-processors or logic or whatever.  It was 200 millimeter basically de-bottlenecking of plants where they needed more capacity.

Satya Kumar:	OK, and if you take the 200 millimeter booking upside out of the March quarter is 300 millimeter up directional into June?

Edward Grady:	Yes.

Satya Kumar:	OK, and if you look at your rolling forecast from your OEM, specifically what kind of a forecast do you get? I mean how long does that stretch out to be on the three-month period?

Edward Grady:

It depends, customer by customer, but you know, we can get some, as we’ve said, we got one set of distributors that gave us a full year’s worth of orders in the past quarter.  Most of the customers will place orders on a kind of a rolling 60 day, 90 day kind of timeframe.

Satya Kumar:	OK, and based on all that you see, you’re still saying that your visibility is sort of limited to this 90 day window and beyond that it’s still unpredictable, right?

Edward Grady:

Well, you know, I go back to the question that Jim Covello asked earlier, and you know, we talked about lead times and the impact of lead times, and Bob’s answer was you never know when somebody is going to shut the spigot off, and it doesn’t, your lead time could be six weeks or four weeks.  And if somebody shuts the spigot off, you’ve still got to take the time to slow the factory down.  So I think Jim hit it right on the head there, you just, nobody sees when somebody is going to just turn off or on the spigot.

Satya Kumar:	Perfect. Thank you.

Operator:	And we’ll take a follow up question from David Duley with Merriman Curhan Ford.

David Duley:

Yes, just one real quick one from me on the number of (fabs) being built this year, was that 35?  And how many are in the first half and in the second half now?  And I was wondering if you had that quantification for the ‘07 (fab) count?

Edwarrs Grady:	No, not really David. What we said was, I think, 35 and 36 for next year, but the (news) were like 13 this year. Is that right?

Mark Chung:	Yes.

Edward Grady:	Thirteen new’s this year, very front end loaded.

David Duley:

Yes, I seem to recollect, you know, earlier in the year when you had like 33, it was like 20 in the first half and 13 in the second half.  And then you gave us an update that you had seen a smoothing out a little bit, so I would imagine that some of those newer (fabs) would come in the back half of the year.  That’s just kind of what I was trying to get at.

Edwars Grady:

Yes, I don’t think so.  I think even though the new fabs that we – that’s the first tool – remember we measure these by first tool move in.  And most of these are being, you know, put it, they’re being put in place and tool deliveries can last, you know, through the full year, even into next year.

David Duley:

My follow on question is how many orders do you see now that are, you know, one order for a (fab) rather than, let’s say, the 500,000 wafer, or you know, 5,000 wafer start increment type orders where you might get four or five orders for a (fab) instead of one?

Male:	((inaudible))

Edwars Grady:	Yes. But they’re all large fabs, but they’re all staged.

David Duley:	OK, so that’s one change in the buying behavior of the customers is that the first tool move and date is an important date, but it isn’t necessarily when you get the volume order?

Edwars Grady:

It’s typical, as a matter of fact, I haven’t seen a 300 millimeter project recently that hasn’t been staged in, you know, five to 10,000 wafer starts and then they add another five or 10, and then another five or 10, and another five or 10.

David Duley:	Great, thanks for the clarification.

Operator:	And we’ll hear from Michael O’Brien with Bear Stearns.

Michael O’Brien:

You know, I want to just follow up on that, and just when you, so when you’re saying these new fabs are very front half loaded, that’s just when initial tool delivery?  Not saying that those new fabs are will see a, you know, decline in tool deliveries second half versus first half?  That would be my first follow up question.

Edwars Grady:

I don’t, I’m not sure that that’s what we said.  What we said was that we see that from a (fab) database, the first tool move ins were front end loaded in the year.  We did not try to predict when the second set of tools would be ordered or moved in, and I think if you look at the current order rate going into the June quarter, it’s basically saying that people are continuing to put in capacity at a measured rate.

Michael O’Brien:

Great.  Could you just go through the pricing dynamics in each segment?  Is there anywhere where those pricing dynamics have gotten worse or continued to be more severe in terms of pricing pressure, whether it’s software, you know, vacuum atmospheric load ports, et cetera?

Edwars Grady:	I guess I don’t see anything that’s changed in the last, probably, year. Stayed pretty much the way it has been and the way it’s been, you know, just.

Michael O’Brien:	OK, and maybe for Bob, for Bob, just on the deferred tax asset, what’s it going to take to change the status for that?

Robert Woodbury:

Well the accounting rules say when you see clear visibility of sustained profitability.  And I think, you know, from the audit side that they’d like to see that going back for several quarters historically and several good quarters visibly.  So, you know, I think we’ve got a couple, we had, we just had a, I’d say, a pretty good quarter here.  Looking at a good quarter in June, so that’s, you know, two data points.  James Gentilcore, you know, our December quarter was kind of just OK.

Michael O’Brien:	Right.

Robert Woodbury:

So I still think we’ve got a runway here that’s clearly, it’s not going to be in the June or the September quarter that I can see.  So I think we’re into next year at the earliest.  And if we have some, you know, if we can get our jobs done the way we want to get them done, you know, I kind of want to get that deferred tax asset back up on the balance sheet, so meaning that we’re going to have a lot of profitable quarters ahead of us.

Michael O’Brien:	OK, thank you.

Operator:	And we’ll hear from Steve O’Rourke with Deutsche Bank.

Steve O’Rourke:

Thanks for taking my follow up.  I think I heard in your prepared remarks that you had some success with Japanese implanter OEMs.  If I heard that right, why did they choose Brooks’ products rather than locally available products?

Jim Gentilcore:

A lot of it has to do with the newest generation of the CTI products, Steve.  It helps in this whole discussion we had about the de-bottlenecking.  Well the capacity of many implanters is restricted by – I don’t want to get too deep into it, but hydrogen speed, and that allows throughput of the implanter to go up.  So I think that’s – the easy answer is, we have a new product offering that’s been adopted throughout the implant world, more in the U.S. at first, that allows throughput of the implanters to go up.

Steve O’Rourke:	Fair enough. Thank you.

Operator:	And at this time, it appears we have no further questions. Gentlemen, do you have any further or closing comments?

Mark Chung:

Yes, just let me remind you in closing that Brooks’ management will be giving a presentation for investors tomorrow at the Credit Suisse Semi-Conductor Equipment conference in New York at 9:00 a.m. and this will be Web cast and available on our Web site.

So thank you for joining us and this concludes our call today.

Operator:	That does conclude our conference and thank you all for your participation. We hope you enjoy the rest of your day.

END